Exhibit 16

April 17, 1998

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sirs:

We have read item 4 included in the attached Form 8-K/A dated April 17, 1998 of Winthrop California Investors Limited Partnership to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

ARTHUR ANDERSEN LLP